Exhibit 1.9

FORM OF SEVENTH AMENDMENT TO AMENDED AND RESTATED DEALER MANAGER AGREEMENT

This SEVENTH AMENDMENT TO THE AMENDED AND RESTATED DEALER MANAGER AGREEMENT (this “Seventh Amendment”), effective as of __________, 2017 (the “Effective Date”), is entered into by and among CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation (the “Company”), CARTER VALIDUS ADVISORS II, LLC, a Delaware limited liability company (the “Advisor”) and SC DISTRIBUTORS, LLC, a Delaware limited liability company (the “Dealer Manager”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Dealer Manager Agreement (defined below).
WHEREAS, the Company, the Advisor and the Dealer Manager are parties to that certain Amended and Restated Dealer Manager Agreement, dated June 10, 2014, as amended from time to time (the “Dealer Manager Agreement”); and
WHEREAS, the Company, the Advisor and the Dealer Manager desire to further amend the Dealer Manager Agreement to incorporate Class T2 Shares into the Dealer Manager Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to the Preamble.

The first paragraph of the Preamble of the Dealer Manager Agreement is hereby amended and restated in its entirety as follows:

Ladies and Gentlemen:

Carter Validus Mission Critical REIT II, Inc. (the “ Company ”) is a Maryland corporation that elected to be taxed as a real estate investment trust (a “REIT”) for federal income tax purposes beginning with its taxable year ended December 31, 2014. The Company is offering (a) up to $2,250,000,000 in shares of Class A common stock (“Class A Shares”), shares of Class T common stock (“Class T Shares”), shares of Class T2 common stock (“Class T2 Shares”) and shares of Class I common stock (“Class I Shares”) $0.01 par value per share (collectively, the “Primary Shares”), at an offering price of $10.078 per Class A Share, $9.649 per Class T Share, $9.598 per Class T2 Share and $9.162 per Class I Share, or at such offering price per Class A Share, per Class T Share, per Class T2 Share and per Class I Share otherwise disclosed in the Prospectus (as defined in Section 1(a) ) (subject to certain circumstances to discounts based upon the volume of shares purchased and for certain categories of purchasers), in the primary offering (the “Primary Offering”), and (b) up to $100,000,000 in Shares at an offering price of $9.07 per Class A Share, $9.07 per Class T Share, $9.07 per Class T2 Share and $9.07 per Class I Share (the “DRP Shares” and together with the Primary Shares, the “Shares”), or at such offering price per Class A Share, per Class T Share, per Class T2 Share and per Class I Share as otherwise disclosed in the Prospectus, for issuance through the Company’s distribution reinvestment plan (the “ DRP” and together with the Primary Offering, the “Offering”), all upon the other terms and subject to the conditions set forth in the Prospectus. The Company will provide an estimated per share net asset value (“NAV”) of its common stock at least annually, at which time the Company’s board of directors may update the per share offering prices of Shares to reflect such updated estimated per share NAV amounts. The Company reserves the right to (i) reallocate the Shares among the Class A Shares, Class T Shares, Class T2 Shares and Class I Shares and (ii) reallocate the Shares between the Primary Shares and the DRP Shares. The Company also reserves the right to discontinue offering any class of Shares at any time during the Offering, which shall be disclosed in the Prospectus.

2.	Amendment to Section 4(a).
Section 4(a) of the Dealer Manager Agreement is hereby amended and restated in its entirety as follows:
(a)    SELLING COMMISSIONS. Subject to the volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus, the Company agrees to pay the Dealer Manager selling commissions in the amount of up to 7.0% of gross offering proceeds from the sale of Class A Shares and up to 3.0% of gross offering proceeds from the sale of Class T Shares and Class T2 Shares (“Selling Commissions”). The Selling Commissions payable to the Dealer Manager will be paid substantially concurrently with the execution by the Company of orders submitted by purchasers of Class A Shares, Class T Shares and Class T2 Shares and a certain percentage of the Selling Commissions may be reallowed by the Dealer Manager to the Participating Broker-Dealers who sold the Shares giving rise to such commissions as provided in each Participating Broker-Dealer Agreement, subject to federal and state securities laws. The Company will not pay to the Dealer Manager any Selling Commissions in respect of the purchase of any Class I Shares. In addition, the Company will not pay to the Dealer Manager any Selling Commissions in respect of the purchase of any DRP Shares.

3.	Amendment to Section 4(b).
Section 4(b) of the Dealer Manager Agreement is hereby amended and restated in its entirety as follows:
(b)    DISTRIBUTION AND SERVICING FEE.
(i) Amount.
Upon the terms set forth in the Prospectus and subject to the limitations set forth below, with respect to Class T Shares and Class T2 Shares purchased in the Primary Offering, the Company will pay to the Dealer Manager an ongoing distribution and servicing fee that accrues daily equal to (i) 1/365th of up to 1.0% of the most recent offering price per Class T Share on a continuous basis from year to year (the “Class T Distribution and Servicing Fee”), for providing the services described in Exhibit A attached hereto and (ii) 1/365th of up to 1.0% of the most recent offering price per Class T2 Share on a continuous basis from year to year (the “Class T2 Distribution and Servicing Fee” and together with the Class T Distribution and Servicing Fee, the “Distribution and Servicing Fee”), for providing the services described in Exhibit A attached hereto; provided, however, that upon the termination of the Primary Offering, the Distribution and Servicing Fee shall be an amount that accrues daily equal to 1/365th of up to 1.0% of the most recent estimated NAV per Class T Share or per Class T2 Share, as the case may be, on a continuous basis from year to year.
(ii) Payment.
The Company will pay the Distribution and Servicing Fee to the Dealer Manager on a monthly basis in arrears. The Dealer Manager will reallow all of the Distribution and Servicing Fee to Participating Broker-Dealers as marketing fees or to defray other distribution-related expenses;

provided, however, that, for Class T Shares, beginning June 1, 2017, a Participating Broker-Dealer may provide written notice (the “Waiver”) to the Dealer Manager that it will waive all or a portion of the reallowance of the Class T Distribution and Servicing Fee (the “Waived Amount”), and such Waiver shall be binding and irrevocable as to Participating Broker-Dealer, and shall only apply to Class T Shares sold through Participating Broker-Dealer on or after the Effective Waiver Date (as defined herein). The Waiver will become effective within three (3) business days of receipt by the Dealer Manager of such Waiver (the “Effective Waiver Date”). The Dealer Manager shall forward the Waiver to the Company within ten (10) business days of the Dealer Manager’s receipt of such Waiver. The Company will not pay to the Dealer Manager any Distribution and Servicing Fees in connection with the purchase of Class A Shares or Class I Shares or in connection with the purchase of Class T Shares or Class T2 Shares pursuant to the DRP.
(iii) Termination of Class T Distribution and Servicing Fee.
The Company will cease paying the Class T Distribution and Servicing Fee to the Dealer Manager upon the earliest to occur of the following: (i) a listing of the Class T Shares on a national securities exchange; (ii) following the completion of the Offering, the date on which total underwriting compensation in the Offering equals (a) 10% of the gross proceeds from the Primary Offering less (b) all Waived Amounts; (iii) there are no longer any Class T Shares outstanding; (iv) the fourth anniversary of the last day of the fiscal quarter in which the Primary Offering terminates; (v) with respect to a Class T Share sold in the Primary Offering, the date on which a Participating Broker-Dealer receives (a) total underwriting compensation equal to 10% of the gross proceeds from such Class T Share less (b) the Waived Amount; or (vi) with respect to a Class T Share sold in the Primary Offering, the date on which the holder of such Class T share or its agent notifies the Company or its agent that he or she is represented by a new Participating Broker-Dealer; provided that the Company will continue paying the Class T Distribution and Servicing Fee to the Dealer Manager, which shall reallow the Class T Distribution and Servicing Fee the Participating Dealer if the new Participating Dealer enters into a Participating Broker-Dealer Agreement with the Dealer Manager or otherwise agrees to provide the services set forth in Exhibit A to this Agreement.
(iv) Termination of Class T2 Distribution and Servicing Fee.
The Company’s obligations to pay the Class T2 Distribution and Servicing Fee to the Dealer Manager will survive until the earliest to occur of the following: (i) a listing of the Class T2 Shares on a national securities exchange; (ii) following the completion of the Offering, total underwriting compensation in the Offering equaling 10% of the gross proceeds from the Primary Offering; (iii) there are no longer any Class T2 Shares outstanding; (iv) the third anniversary of the last day of the fiscal quarter in which the Primary Offering terminates; (v) the end of the month in which the Company’s transfer agent, on behalf of the Company, determines that total underwriting compensation, including Selling Commissions, Dealer Manager Fees, the Class T2 Distribution and Servicing Fee and other elements of underwriting compensation with respect to such Class T2 Share, would be in excess of 8.5% of the total gross investment amount at the time of purchase of such Class T2 Share in the Primary Offering; (vi) the end of the month in which the Company’s transfer agent, on behalf of the Company, determines that the Class T2 Distribution and Servicing Fee with respect to such Class T2 Share would be in excess of 3.0% of the total gross investment amount at the time of purchase of such Class T2 Share in the Primary Offering; (vii) the date on which such Class T2 Share is repurchased by the Company; or (viii) the date on which the holder of such Class T2 Share or its agent notifies the Company or its agent that he or she is represented by a new Participating Broker-Dealer; provided that the Company will continue paying the Class T2

Distribution and Servicing Fee, which shall be reallowed to the new Participating Broker-Dealer, if the new Participating Broker-Dealer enters into a Participating Broker-Dealer Agreement or otherwise agrees to provide the services set forth on Exhibit A to this Agreement. [At the time the Company ceases paying the Class T2 Distribution Servicing Fee with respect to a Class T2 Share pursuant to this Agreement, such Class T2 Share (and any shares issued under the DRP with respect thereto) will convert into a number of Class I Shares (including any fractional shares) with an equivalent NAV as such share.]

4.	Amendment to Section 4(c).
Section 4(c) of the Dealer Manager Agreement is hereby amended and restated in its entirety as follows:
(c)    DEALER MANAGER FEE.   Subject to the volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus, the Company will pay the Dealer Manager a dealer manager fee (“Dealer Manager Fee”) of up to 3.0% of gross offering proceeds from the sale of Class A Shares and Class T Shares and up to 2.5% of gross offering proceeds from the sale of Class T2 Shares. The Dealer Manager will receive a Dealer Manager Fee in an amount equal to up to 2.0% of the gross offering proceeds from the sale of Class I Shares, of which 1.0% will be funded by the Advisor without reimbursement from the Company. The 1.0% of the Dealer Manager Fee with respect to Class I Shares that is paid from offering proceeds will be waived in the event an investor purchases Class I Shares through a registered investment adviser that is not affiliated with a broker dealer. The Dealer Manager Fee payable in respect of Class A Shares, Class T Shares, Class T2 Shares and Class I Shares may be changed in the future by the consent of the Company, the Advisor and the Dealer Manager.

Pursuant to, and in accordance with, the terms of the volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus, with respect to sales of Class T Shares or Class T2 Shares of $2,000,000 or more to a qualifying purchaser (as defined in the “Plan of Distribution” section of the Prospectus), the Advisor will pay the Dealer Manager an amount equal to 1.0% of the gross offering proceeds for each purchase, in addition to the applicable Dealer Manager Fee amount payable by the Company to the Dealer Manager, as set forth therein.  In addition, with respect to sales of Class T Shares or Class T2 Shares of $5,000,000 or more to a qualifying purchaser (as defined in the “Plan of Distribution” section of the Prospectus), the Advisor will pay the Dealer Manager an additional amount equal to 1.0% of the gross offering proceeds for each purchase.

The Dealer Manager may reallow all or a portion of the Dealer Manager Fee, and the amounts paid by the Advisor to the Dealer Manager pursuant to this section, to Participating Broker-Dealers.  The Dealer Manager’s reallowance of Dealer Manager Fees, and the amounts paid by the Advisor to the Dealer Manager, pursuant to this section to a particular Participating Broker-Dealer shall be as set forth in Schedule 1 to the Participating Broker-Dealer Agreement with such Participating Broker-Dealer.

The Company and the Advisor’s obligations to pay the amounts described in this Section 4(c) to the Dealer Manager with respect to a class of Shares will survive until the earliest to occur of (i) a listing of the Shares on a national securities exchange, (ii) the Shares no longer being outstanding, as a result of, without limitation, upon their redemption or other repurchase by the Company, upon the Company’s dissolution or upon a merger or extraordinary transaction to which the Company is a party pursuant to which the Shares are exchanged for cash or other securities, (iii) as of the end of the applicable time period prescribed by applicable FINRA rules or regulations, the date at which total underwriting compensation (as defined in accordance with applicable FINRA rules) paid with respect to the Offering equals 10% of the gross proceeds from the sale of Primary Shares, or (iv) the termination of this Agreement.

5.	Governing Law.
The provisions of this Seventh Amendment shall be construed and interpreted in accordance with the laws of the State of Florida, and venue for any action brought with respect to any claims arising out of this Seventh Amendment shall be brought exclusively in Hillsborough County, Tampa.

6.	Counterparts.
This Seventh Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.
Except as expressly set forth herein, the Dealer Manager Agreement remains unmodified and unchanged and the parties hereto ratify and confirm the Dealer Manager Agreement as amended hereby.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amendment effective as of the Effective Date.

CARTER VALIDUS MISSION CRITICAL
REIT II, INC.

By: ___________________________________
       John E. Carter
       Chief Executive Officer

CARTER VALIDUS ADVISORS II, LLC

By: __________________________________
       Lisa A. Drummond
       Chief Operating Officer and Secretary

SC DISTRIBUTORS, LLC

By: ___________________________________
      Patrick Miller
      President

[Signature Page to Seventh Amendment to the Amended and Restated Dealer Manager Agreement]